UNITED STATES BANKRUPTCY COURT
EASTERN DISTRICT OF NEW YORK
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In re: Chapter 11
 BIORESTORATIVE THERAPIES, INC.,
Case No. 20-71757-reg
Debtor.
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ORDER CONFIRMING AMENDED JOINT PLAN OF REORGANIZATION
WHEREAS, on August 10, 2020, this Court entered an order [ECF Doc. No. 108] (the “Disclosure Statement Order”)1 approving the Amended Disclosure Statement for the Amended Joint Plan of Reorganization of BioRestorative Therapies, Inc. and Auctus Fund, LLC, dated August 7, 2020 [ECF Doc. No. 105] (the “Disclosure Statement”) with respect to the Amended Joint Plan of Reorganization of BioRestorative Therapies, Inc. and Auctus Fund, LLC, dated August 7, 2020 [ECF Doc. No. 104] (as it may be amended or supplemented, the “Plan”), and fixing the date for the hearing to consider confirmation of the Plan, and establishing certain procedures for soliciting and tabulating votes with respect to the Plan;
WHEREAS, on August 14, 2020, the Debtor caused to be filed an Affidavit of Service [ECF Doc. No. 118] verifying that on August 12, 2020, the Debtor caused to be served by first class mail, postage prepaid, on all known creditors of the Debtor, including creditors who were listed on the Debtor’s Schedules and creditors who filed proofs of claims against the Debtor: (a) the Disclosure Statement, together with all Exhibits, including the Plan; (b) a Ballot (only to Holders of Claims entitled to Vote); and (c) the Disclosure Statement Order (collectively, the “Solicitation Package”);
WHEREAS, on August 14, 2020, the Debtor caused to be filed an Affidavit of Service [ECF Doc. No. 119] verifying that on August 12, 2020, the Debtor caused the Solicitation Package (with a Ballot to Equity Interest Holders) to be served by first class mail, postage prepaid, on all then known record owners of an Equity Interest in the Debtor;
WHEREAS, on September 3, 2020, an objection to the Plan by John M. Desmarais and Tuxis Trust was filed against confirmation of the Plan [ECF Doc. No. 198] (the “Desmarais Plan Objection”);
WHEREAS, on September 8, 2020, the Debtor’s attorneys filed a Joint Reply of BioRestorative Therapies, Inc. and Auctus Fund, LLC to the Desmarais Plan Objection [ECF Doc. No. 200] (the “Joint Reply”);

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1  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan, or in the Disclosure Statement Order.  Any term used in the Plan, the Disclosure Statement Order or this Confirmation Order that is not defined in the Plan, the Disclosure Statement Order or this Confirmation Order, but that is used in the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure, shall have the meaning ascribed to that term in the Bankruptcy Code or such rules

WHEREAS, on September 9, 2020, the Debtor’s attorneys filed the Declaration [of Robert D. Nosek] Regarding Voting On and Tabulation of Ballots Accepting and Rejecting Amended Joint Plan of Reorganization for BioRestorative Therapies, Inc. Under Chapter 11 of the Bankruptcy Code [ECF Doc. No. 201] (the “Certification of Ballots”);
WHEREAS, on September 9, 2020, the Debtor’s attorneys filed the Declaration of Lance Alstodt in Support of Confirmation of Amended Joint Plan of Reorganization of BioRestorative Therapies Inc. and Auctus Fund, LLC (ECF Doc. No. 204)
WHEREAS, on September 9, 2020, the Debtor’s attorneys filed the Declaration of Al Sollami in Support of Confirmation of Amended Joint Plan of Reorganization of BioRestorative Therapies Inc. and Auctus Fund, LLC (ECF Doc. No. 205);
WHEREAS, on September 9, 2020, the Debtor caused to be filed the Declaration of Mark Weinreb in Support of Confirmation of Joint Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [ECF Doc. No. 208]; and
WHEREAS, on September 10, 2020, the Debtor caused to be filed an Affidavit of Service [ECF Doc. No. 209] verifying that on August 25, 2020, the Debtor caused the Solicitation Package (with a Ballot to Equity Interest Holders) to be served by first class mail, postage prepaid, on all then known beneficial owners of an Equity Interest in the Debtor;
WHEREAS, pursuant to Bankruptcy Code § 1128(a), this Court held a hearing on September 10, 2020 (the “Confirmation Hearing”) to consider confirmation of the Plan, the Desmarais Objection and the Joint Reply, and the Court having considered the documentary and testimonial evidence presented at the Confirmation Hearing;
NOW, THEREFORE, based upon this Court’s review of the affidavits, reports, and various affidavits of service previously filed with this Court, including the Certification of Ballots; upon review of the changes to the Amended Plan set forth in the Joint Reply; upon consideration of the resolution of the claims of John M. Desmarais and Tuxis Trust as set forth herein; and upon all of the documents and testimony accepted by the Court into evidence, and arguments of counsel made, at the Confirmation Hearing; and after due deliberation, and upon the entire record of the Debtor’s Chapter 11 Case;
FINDINGS OF FACTS AND CONCLUSIONS OF LAW
IT IS HEREBY FOUND AND DETERMINED by this Court that:2
A. Core Proceeding (28 U.S.C. § 157(b)(2)).  This is a core proceeding under 28 U.S.C. § 157(b)(2)(L).
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2  The findings of fact and conclusions of law stated in this Confirmation Order and on the record at the Confirmation Hearing constitute the Court’s findings of fact and conclusions of law pursuant to FRBP 7052, made applicable to the Chapter 11 Cases by FRBP 9014.  To the extent that any finding of fact shall be determined to be a conclusion of law, it shall be so deemed, and to the extent that any conclusion of law shall be determined to be a finding of fact, it shall be so deemed.
B. Transmittal and Mailing of Materials; Notice.  Transmittal and mailing of the following was adequate and sufficient, and in compliance with the Bankruptcy Rules, the Local Bankruptcy Rules and the Disclosure Statement Order: (a) the Disclosure Statement Order, which gave notice of the (1) approval of the Disclosure Statement, (2) Confirmation Hearing, (3) deadline and procedures for filing objections to confirmation of the Plan, (4) deadline and procedures for temporary allowance of Claims for voting purposes, (5) treatment of certain unliquidated, contingent or disputed Claims for notice, voting, and distribution purposes, (6) Voting Record Date, (7) approval of the Solicitation Package, (8) approval of the Ballots, (9) the Voting Deadline, and (10) approval of procedures for tabulation of votes; (b) the Disclosure Statement; (c) the Plan; and (d) the Ballots. Adequate and sufficient notice of the Confirmation Hearing and other dates and hearings described in the Disclosure Statement Order was given in compliance with the Bankruptcy Rules, the Local Bankruptcy Rules, and the Disclosure Statement Approval Order, and no further notice is required. The solicitation of votes was made in good faith and in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and all other rules, laws, and regulations.
C.  Plan Compliance with Bankruptcy Code (11 U.S.C. § 1129).  The Plan complies with the applicable provisions of the Bankruptcy Code and satisfies Bankruptcy Code §§ 1129(a), (b), (c), (d). The Proponents have met their burden of proving the elements of Sections 1129 of the Bankruptcy Code by a preponderance of the evidence.
D. Non-Material Modifications. Any modifications of the Plan (the “Modifications”) described at the Confirmation Hearing or contained in this Order do not constitute material modifications of the Plan, will not adversely affect the economic interests of holders of Claims or Interests under the Plan and, accordingly, do not require a resolicitation of votes with respect to the Plan, and are approved in their entirety.
E. Good Faith Solicitation (11 U.S.C. § 1125(e)).  The Proponents, their respective agents, accountants, financial advisors, representatives and attorneys, through their participation in the negotiation and preparation of the Plan and the Disclosure Statement and their efforts to confirm the Plan, have solicited acceptances and rejections of the Plan in good faith and participated in the Chapter 11 Case in compliance with the applicable provisions of the Bankruptcy Code.
F. Discharge, Release, Injunction, and Exculpation.  Each of the discharge, release, injunction, and exculpation provisions contained in the Plan falls within the jurisdiction of this Court under 28 U.S.C. §§ 1334(a), (b), and (d); and is consistent with Bankruptcy Code §§ 105, 1123, 1129, and other applicable provisions of the Bankruptcy Code.
G. Exemption from Registration Requirements (11 U.S.C. Section 1145)(a)).  In accordance with Bankruptcy Code Section 1145(a), the issuance of (i) Common Stock to holders of Allowed General Unsecured Claims under Section 4.3(c)(i) of the Plan; (ii) Convertible Plan Notes to holders of Allowed General Unsecured Claims under Section 4.3(c)(ii)(1) of the Plan; and (iii) Secured Convertible Plan Notes and Plan Warrants to Auctus in exchange for the DIP Obligation under Section 5.2 of the Plan, are distributions in exchange for Claims or Administrative Expense Claims, as the case may be, against the Debtor.  Therefore, such issued securities, and the Common Stock into which such securities may be converted, are exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (“Securities Act”), or any other applicable federal law, and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, or underwriter of or broker dealer in such securities.  The issuance of the foregoing securities is approved by this Court.  Such securities shall be freely tradable by such recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act.
H. Conditions to Confirmation and Effective Date.  Upon entry of this Order, any conditions precedent to confirmation of the Plan will be satisfied. The occurrence of the Effective Date is conditioned upon the satisfaction of each of the conditions precedent set forth in the Plan.
NOW, THEREFORE, IT IS HEREBY ORDERED THAT,
1. Objections.  For the reasons set forth on the record of the Hearing, the Desmarais Plan Objection is sustained, in part, and overruled, in part, consistent with this Order.
2. Confirmation.  The Plan is hereby confirmed under Bankruptcy Code § 1129.
3. Provisions of Plan and Order Nonseverable and Mutually Dependent.  The provisions of this Order, including the findings of fact and conclusions of law set forth herein, are nonseverable and mutually dependent.
4. Discharges, Releases, Injunction and Exculpation. Any discharges, releases, injunctions, and exculpations provided under the Plan or as modified herein are hereby approved. Subject to the occurrence of the Effective Date, such discharges, releases, injunctions, and exculpations are hereby effective and binding. The treatment accorded to Claims and Interests pursuant to the Plan shall be in full satisfaction, settlement, release of and in exchange for such Claims and Interests.
a.	Section 9.2(a) of the Plan is hereby amended and superseded as follows:
Debtor Releases. NOTWITHSTANDING ANYTHING CONTAINED IN THE PLAN TO THE CONTRARY, AS OF THE EFFECTIVE DATE, FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE DEBTOR, THE DEBTOR AND ITS CURRENT AND FORMER AFFILIATES AND REPRENTATIVES AND THE ESTATE SHALL BE DEEMED TO HAVE PROVIDED A FULL, COMPLETE, UNCONDITIONAL AND IRREVOCABLE RELEASE TO (i) THE DEBTOR’S CURRENT AND FORMER OFFICERS, DIRECTORS, AGENTS AND PROFESSIONALS AND (ii) AUCTUS FUNDS, LLC, AND ITS CURRENT AND FORMER OFFICERS, DIRECTORS, AGENTS AND PROFESSIONALS (EACH, A “RELEASED PARTY,” AND COLLECTIVELY, THE “RELEASED PARTIES”) AND EACH SUCH RELEASED PARTY SO RELEASED SHALL BE DEEMED RELEASED BY THE DEBTOR AND ITS AFFILIATE AND REPRESENTATIVES AND THE ESTATE FROM ANY AND ALL CLAIMS, CAUSES OF ACTION AND ANY OTHER DEBTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, ACTIONS, REMEDIES AND LIABILITIES WHATSOEVER, WHETHER ACCRUED OR UNACCRUED, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING BEFORE THE EFFECTIVE DATE, AS OF THE EFFECTIVE DATE OR ARISING THEREAFTER, IN LAW, AT EQUITY, WHETHER FOR TORT, CONTRACT, VIOLATIONS OF STATUTES (INCLUDING BUT NOT LIMITED TO THE FEDERAL OR STATE SECURITIES LAWS), OR OTHERWISE, BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION, OR OTHER OCCURRENCE OR CIRCUMSTANCES EXISTING OR TAKING PLACE PRIOR TO OR ON THE EFFECTIVE DATE ARISING FROM OR RELATED IN ANY WAY TO THE DEBTOR, INCLUDING, WITHOUT LIMITATION, THOSE THAT THE DEBTOR WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT OR THAT ANY HOLDER OF A CLAIM OR EQUITY INTEREST OR OTHER ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT FOR OR ON BEHALF OF THE DEBTOR OR THE ESTATE, INCLUDING WITHOUT LIMITIATION THOSE IN ANY WAY RELATED TO THE CHAPTER 11 CASE OR THE PLAN; PROVIDED, HOWEVER, THAT THE FOREGOING RELEASE SHALL NOT PROHIBIT THE DEBTOR OR THE ESTATE FROM ASSERTING ANY AND ALL DEFENSES AND COUNTERCLAIMS IN RESPECT OF ANY DISPUTED CLAIM ASSERTED BY ANY RELEASED PARTIES; PROVIDED FURTHER, THAT THE FOREGOING PROVISIONS OF THIS SECTION 9.3(a) SHALL HAVE NO EFFECT ON THE LIABILITY OF THE RELEASED PARTIES THAT RESULTS FROM ANY ACT OR OMISSION THAT IS DETERMINED IN A FINAL ORDER TO HAVE CONSTITUTED GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.  NOTWITHSTANDING THE FOREGOING, THE DEBTOR DOES NOT RELEASE ANY AVOIDANCE ACTIONS TO AVOID ANY PERFECTION OF ANY SECURITY INTERESTS IN AND/OR LIENS AGAINST ANY OF THE DEBTOR’S TANGILBE AND/OR INTANGIBLE PROPERTY GRANTED BY THE DEBTOR WHICH PERFECTION ALLEGEDLY OCCURRED WITHIN ONE YEAR OF THE PETITION DATE.

5. General Authorizations. The Debtor (prior to the Effective Date) and the Reorganized Debtor (on and after the Effective Date) are hereby authorized and empowered pursuant to Bankruptcy Code § 1142(b) to issue, execute, deliver, file and record any documents, court papers and pleadings, and to take any and all actions that are necessary or desirable to implement, effectuate or consummate any and all of the transactions contemplated by the Plan, whether or not specifically referred to in the Plan or related documents, and without further application to this Court.  The Plan Supplement and the Plan Documents are hereby approved and the Reorganized Debtor is, to the extent applicable, authorized to enter into the Plan Documents.
a.
As of the Effective Date, the Debtor’s Organization Documents shall be amended as necessary to effectuate the terms of the Plan and shall become the Organization Documents of the Reorganized Debtor, including, without limitation, to effectuate the issuance and authorization of Common Stock as needed to effectuate the Plan, permit post-Effective Date operations, permit the creation of incentive stock plans, and the raising of additional financing and capital, including, but not limited to the authorization to issue up to 300,000,000,000 shares of Common Stock in the Reorganized Debtor.  The par value of the Debtor’s pre-confirmation common stock shall be reduced to $0.0001 per share and the par value of the Common Stock of the Reorganized Debtor shall be established as $0.0001 per share.  To the extent that there is any inconsistency between the Plan and any of the pre-Effective Date Organization Documents, the terms of the Plan shall control.  To the extent the Debtor is not in compliance as of the Effective Date with any state or local law requirements necessary to remain as an organized legal entity in good standing and/or remain authorized as an organized legal entity to conduct business in any jurisdiction, the Debtor and/or the Reorganized Debtor, as the case may be, shall be deemed to be in compliance with any such laws if they comply with such laws within six months after the Effective Date.

b.
To the extent necessary, the Debtor’s Organization Documents shall be deemed amended to prohibit the issuance of nonvoting equity securities, and to provide, as to any classes of securities possessing voting power, an appropriate distribution of such power among such classes, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends.

c.
As soon as practicable following the Effective Date, the Reorganized Debtor shall take such action as is necessary to bring it into compliance with all applicable Securities and Exchange Commission rules and regulations.

6. Conflicts; Prior Orders.  To the extent this Order or the Plan is inconsistent with the Disclosure Statement, the Plan, or any other agreement entered into between the Debtor and any third party, (a) the Plan shall control the Disclosure Statement and any such agreements, and (b) the Confirmation Order shall control the Plan. In addition, this Order shall supersede any orders of this Court issued in the Chapter 11 Case prior to the Confirmation Date to the extent that those prior orders may be inconsistent with this Order.  Pursuant to 11 U.S.C. § 1141, all prior orders entered in the Chapter 11 Cases, and all documents and agreements executed by the Debtor during the pendency of the Chapter 11 Case that were authorized by the Court or permitted under the Bankruptcy Code, shall be, and hereby are, binding upon and shall inure to the benefit of the Reorganized Debtors and their respective successors and assigns.
7. Plan Classification Controlling.  The classification of Claims for purposes of the distributions to be made under the Plan is governed solely by the terms of the Plan. The classifications set forth on the Ballots tendered to or returned by the Holders of Claims in connection with voting on the Plan (a) were set forth thereon solely for purposes of voting on the acceptance or rejection of the Plan, (b) do not necessarily represent and in no event shall be deemed to modify or otherwise affect the actual classification of such Claims under the terms of the Plan for distribution purposes, and (c) may not be relied upon by any Creditor as actually representing the actual classification of such Claims under the terms of the Plan for distribution purposes.
8. Debtor’s Obligations to John Desmarais and Tuxis Trust.
(a)  The claims asserted against the Debtor by John M. Desmarais and Tuxis Trust shall be and hereby are fully settled and resolved as follows:
i.
Claim No. 22 filed by John M. Desmarais (Bridge Loans) will be deemed an Allowed Class 1 Secured Claim in the amount of $490,698.81, which shall be satisfied and exchanged for a Secured Convertible Plan Note as defined in Section 1.71 of the Plan in the amount $490,698.81, in the form of the Secured Convertible Plan Note contained in the Plan Supplement, and subject to and with the benefit of the Intercreditor Agreement contained in the Plan Supplement;

ii.
Claim No. 21 filed by John M. Desmarais (2017 Note) will be deemed an Allowed Class 3 General Unsecured Claim in the amount of $245,191.78, which shall be satisfied and exchanged for 24,519,200 shares of Common Stock in the Reorganized Debtor, as set forth in Section 4.3(c)(i) of the Plan;

iii.
Claim No.  20 filed by Tuxis Trust (2016 Note) will be deemed (a) an Allowed Class 3 General Unsecured Claim in the amount of $444,534.43, which shall be satisfied and exchanged for 44,453,400 shares of Common Stock in the Reorganized Debtor, as set forth in Section 4.3(c)(i) of the Plan, and (b) an Allowed Class 1 Secured Claim in the amount of $309,301.19, which shall be satisfied and exchanged for a Secured Convertible Plan Note as defined in Section 1.71 of the Plan in the amount $309,301.19, in the form of the Secured Convertible Plan Note contained in the Plan Supplement, and subject to and with the benefit of the Intercreditor Agreement; and

iv.	Order of Priority of Secured Convertible Plan Notes. The order of priority of the Secured Convertible Plan Notes shall be as set forth in the Intercreditor Agreement.
(b)	Upon the Effective Date of the Plan, the pending adversary proceeding, BioRestorative Therapies, Inc. v. John M. Desmarais and Tuxis Trust, Adv. P. No. 20-08117-reg shall be dismissed with prejudice.
(c)
For the avoidance of doubt, the amount of the Secured Convertible Plan Notes being issued to Auctus under the Plan shall be limited to one hundred ten percent (110%) of the aggregate of (a) the DIP Obligation and (b) any additional Financing Amount provided by Auctus to the Reorganized Debtor.

9. Convenience Class Adjustment.  In the event that a holder of an Allowed Class 3 Claim advises the Reorganized Debtor that it is prohibited by non-bankruptcy statutes, regulations, guidelines, or other applicable non-bankruptcy law from owning any Equity Interest in the Reorganized Debtor, notwithstanding whether such holder previously declined the election to be a member of the Class 4 Convenience Class or failed to submit a ballot, such holder may advise the Reorganized Debtor in writing, which may include e-mail, that it elects to be a member of the Class 4 Convenience Class no later than thirty (30) days after the Effective Date of such election, with that Allowed Claim thereafter being subject to the treatment under the Plan accorded to holders of Allowed Class 4 Convenience Class Claims and waiving any rights under the Plan to receive Equity Interests in the Reorganized Debtor as a Class 3 Claim.
10. DIP Obligation; DIP Costs and Plan Costs of Auctus.  Prior to the issuance of any Secured Convertible Plan Notes by the Reorganized Debtor to Auctus that are in exchange for any amounts that include any or all of Auctus’ Plan Costs and/or any and all reasonable fees and costs and expenses of Auctus as DIP Lender to be included in the DIP Obligation (“DIP Costs”), Auctus shall have first provided a summary invoice (redacted for privilege) to the Debtor, counsel to John M. Desmarais and to the U.S. Trustee, which parties shall thereafter have fifteen (15) days by which to advise the Court of any objection to such amounts prior to inclusion of the claimed amounts in any such Secured Convertible Plan Note.  Nothing herein precludes the Reorganized Debtor from issuing Secured Convertible Plan Notes to Auctus under the Plan for any amounts to which Auctus is entitled that do not include Plan Costs or DIP Costs.
11. Issuances of Common Stock, Convertible Plan Notes, Secured Convertible Plan Notes and Plan Warrants.  The Reorganized Debtor is hereby authorized to:
a.	Issue to each holder of a Class 1 Allowed Secured Claim, as provided for in paragraph 8 herein, a Secured Convertible Plan Note equal to the amount of the Allowed Class 1 Secured Claim of such holder;
b.
issue to each holder of an Allowed Unsecured Claim under Section 4.3(c)(i) of the Plan shares of Common Stock in an amount equal to the amount of the Allowed General Unsecured Claim of such holder multiplied by one hundred (100);

c.
issue to each holder of an Allowed General Unsecured Claim that provides Cash to the Reorganized Debtor after the Effective Date equal to not less than the Financing Amount under Section 4.3(c)(ii) of the Plan a Convertible Plan Note equal to the amount of the Allowed General Unsecured Claim of such holder;

d.
issue to each holder of an Allowed General Unsecured Claim that provides Cash to the Reorganized Debtor equal to not less than the Financing Amount under Section 4.3(c)(ii) of the Plan or under Section 5.2 of the Plan a Secured Convertible Plan Note equal to the Financing Amount provided by such person;

e.
issue to each person or other entity who provides Cash to the Reorganized Debtor under Section 4.3(c)(ii) of the Plan or under Section 5.2 of the Plan (i) one (1) Common Stock purchase warrant permitting the holder to purchase a certain amount of Common Stock equal to the Financing Amount divided by $0.0005, at an exercise price equal to $0.0005 per share with a cash call option permitting the Reorganized Debtor to redeem such warrant in the event that the holder’s resale of all of the shares of Common Stock underlying such warrant are registered under an effective registration statement for a price equal to the exercise price, in each such case subject to adjustment pursuant to the Plan Documents; and (ii) one (1) Common Stock purchase warrant permitting the holder to purchase a certain amount of the Common Stock equal to the Financing Amount divided by $0.0010, at an exercise price equal to $0.0010 per share, in each such case subject to adjustment pursuant to the Plan Documents; and

f.
issue to Auctus under Section 5.2 of the Plan in exchange for the DIP Obligation (i) a Secured Convertible Plan Note in an amount equal to one hundred percent (100%) of the principal and interest amount of the DIP Obligation; (ii) a Secured Convertible Plan Note in an amount equal to ten percent (10%) of the principal and interest amount of the DIP Obligation;  (iii) a Secured Convertible Plan Note in an amount equal to one hundred ten percent (110%) of the DIP Costs; (i) one (1) Common Stock purchase warrant permitting Auctus to purchase a certain amount of Common Stock equal to the DIP Obligation divided by $0.0005, at an exercise price equal to $0.0005 per share with a cash call option permitting the Reorganized Debtor to redeem such warrant in the event that the resale by Auctus of all of the shares of Common Stock underlying such warrant are registered under an effective registration statement for a price equal to the exercise price, in each such case subject to adjustment pursuant to the Plan Documents; and (ii) one (1) Common Stock purchase warrant permitting Actus to purchase a certain amount of the Common Stock equal to the DIP Obligation divided by $0.0010, at an exercise price equal to $0.0010 per share, in each such case subject to adjustment pursuant to the Plan Documents.

12. Plan Amendments from Joint Reply.  The Plan is hereby amended, in accordance with Paragraphs “3” and “8” of the Joint Reply, to provide that Auctus waives the condition in the Plan that third parties commit to providing at least $2 million in funding.  Additionally, the definition of “Minimum Contribution” in Section 1.51 of the Plan and all other references in the Plan to the Minimum Contribution to be made by Auctus, hereby are amended to provide that Auctus shall infuse not less than (a) $3.5 million in new funding to the Reorganized Debtor upon the occurrence of the Effective Date, to fund the Plan and the Reorganized Debtor’s ongoing operations, plus (b) subject only to the Reorganized Debtor becoming current with its SEC filings and other customary conditions, additional new funding as needed in an amount equal to another $3.5 million, less the DIP Obligation.
13. Exemption from Securities Laws.  The issuance of (i) Common Stock to holders of Allowed General Unsecured Claims under Section 4.3(c)(i) of the Plan; (ii) Convertible Plan Notes to holders of Allowed General Unsecured Claims under Section 4.3(c)(ii)(1) of the Plan; and (iii)  Secured Convertible Plan Notes and Plan Warrants to Auctus in exchange for the DIP Obligation pursuant to Section 5.2 of the Plan, and any Common Stock which such securities may be converted into, is approved by this Court and is exempt from registration under the Securities Act or any other applicable federal, state or local law pursuant to Bankruptcy Code Section 1145. The issuance of the foregoing securities is approved by this Court.  Such securities shall be freely tradable by such recipients thereof, subject to the provisions of Section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act.
14. The Record.  The record of the Confirmation Hearing is closed. The findings of fact and conclusions of law of this Court set forth herein and at the Confirmation Hearing shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, and the findings of fact and conclusions of the Court at the Confirmation Hearing are incorporated herein by reference.
15. Binding Effect of Plan.  In accordance with 11 U.S.C. § 1141(a), the Plan (including any exhibits and schedules thereto, and all documents and agreements created pursuant to the Plan) and all of its provisions shall be, and hereby are, binding upon the Debtor, any person acquiring or receiving property or a distribution under the Plan, any lessor or lessee of property to or from the Debtor, any party to a contract with the Debtor or the Estate, any person who granted or is a beneficiary of the exculpations contained in or provided for under the Plan, any creditor or equity security holder of the Debtor or the Estate, including all governmental entities, whether or not the Claim or Equity Interest of such creditor or equity security holder is impaired under the Plan and whether or not such creditor, equity security holder or entity has accepted the Plan, any and all non-debtor parties to executory contracts and unexpired leases with the Debtors, any and all persons that are parties to or are subject to the injunctions described herein or in the Plan, any other party in interest, and the respective heirs, executors, administrators, successors or assigns, if any, of all of the foregoing.
16. Filing and Recording.  This Confirmation Order is and shall be binding upon and shall govern the acts of all entities, including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other persons and entities, who may be required, by operation of law, the duties of their office, or contract, to accept, file, register, or otherwise record or release any documents or instruments.  Each and every federal, state and local governmental agency is hereby directed to accept any and all documents and instruments necessary, useful, or appropriate (including, without limitation, Uniform Commercial Code financing statements and mortgages) to effectuate, implement and consummate the transactions contemplated by the Plan and this Confirmation Order.
17. Pre-Effective Date Professional Fees and Expenses and Administrative Expenses.  Each professional person or firm retained with approval by order of the Court requesting compensation in the Chapter 11 Case through the Effective Date, pursuant to Bankruptcy Code §§ 330 or 503(b), shall be required to file an application for an allowance of their administrative claim or allowance of final compensation and reimbursement of expenses on or before thirty (30) days after the Effective Date.
18.  U.S. Trustee Fees.  Statutory fees, and any applicable interest thereon, are all fees payable pursuant to Chapter 123 of Title 28, United States Code, including, but not limited to, all fees required to be paid by 28 U.S.C. § 1930(a)(6) and 31 U.S.C. § 3717. U.S. Trustee Fees will accrue and be timely paid until the Case is closed, dismissed, or converted to another chapter of the Bankruptcy Code. Any U.S. Trustee Fees owed on or before the Effective Date of this Plan will be paid in full on the Effective Date of the Plan by the Debtor.
19. Exemption from Transfer Taxes.  In accordance with Section 1146(a) of the Bankruptcy Code: (a) the issuance, transfer or exchange of any security under the Plan or the making or delivery of any instrument of transfer pursuant to, in implementation of, or as contemplated by the Plan, including any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, or the re-vesting, transfer or sale of any real or personal property of the Debtors pursuant to, in implementation of, or as contemplated by the Plan, (b) the making, delivery, creation, assignment, amendment or recording of any note or other obligation for the payment of money or any mortgage, deed of trust or other security interest under, in furtherance of, or in connection with the Plan, and the issuance, renewal, modification or securing of indebtedness by such means, and (c) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee or other similar tax, sales tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment.  Each recorder of deeds or similar official for any county, city or governmental unit in which any instrument under the Plan is to be recorded shall, pursuant to this Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any such tax or governmental assessment.
20.  Effect of Reference to the Plan in this Confirmation Order.  The failure to reference or discuss any particular provision of the Plan in this Confirmation Order shall have no effect on the validity, binding effect and enforceability of such provision, and, except to the extent expressly set forth herein, each provision of the Plan shall have the same validity, binding effect and enforceability as if fully set forth in this Confirmation Order.
21. Retention of Jurisdiction; Standing. This Court shall retain jurisdiction in accordance with the terms of the Plan, the other provisions of this Order, and Bankruptcy Code § 1142, including, but not limited to, continued post-confirmation and post-Effective Date exclusive jurisdiction over the Desmarais Adversary Proceeding.
a.
On and after the Effective Date and unless otherwise ordered by this Court after notice and a hearing, the Reorganized Debtor and Auctus shall have the right to the exclusion of all others (except as to the Professionals’ applications for allowances of compensation and reimbursement of expenses under Section 327 of the Bankruptcy Code and Rule 2014(a) of the Bankruptcy Rules) to make, file, prosecute, settle, compromise, withdraw or resolve in any manner approved by this Court, objections to Claims.  Notwithstanding any other provision of the Plan, the Reorganized Debtor shall not make any distribution on account of any Disputed Claim unless and until such Claim becomes Allowed.

b.
On and after the Effective Date and unless otherwise ordered by this Court after notice and a hearing, the Reorganized Debtor and Auctus shall have the right to the exclusion of all others to prosecute, settle, compromise, withdraw or resolve in any manner approved by this Court the Desmarais Adversary Proceeding.

22. Notice of Entry of Confirmation Order and the Occurrence of Effective Date.  In additional to whatever non-bankruptcy law requirements the Reorganized Debtor must satisfy as a publicly traded company, in accordance with Bankruptcy Rules 2002(f) and 3020(c), the Debtor, no later than fifteen (15) days after the Effective Date, shall give notice of the entry of the Confirmation Order and the occurrence of the Effective Date, by first class mail postage prepaid, or by overnight delivery service, to all creditors of the Debtor and all parties who have requested notice in the Chapter 11 Case.  Mailing notice of the Effective Date in the time and manner set forth in this paragraph is adequate and satisfies the requirements of Bankruptcy Rules 2002(f) and 3020(c), and no further notice is necessary.
23. Permitted Plan Modifications.  After the entry of the Confirmation Order, the Debtor may, upon appropriate notice, and upon an order of the Court, amend or modify the Plan, in accordance with Bankruptcy Code §1127(b) or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.  A holder of an Allowed Claim that is deemed to have accepted the Plan shall be deemed to have accepted the Plan as modified if the proposed modification does not materially and adversely change the treatment of the Claim of such holder. The Debtor may make material modifications to the Plan only upon appropriate notice and a hearing before the Court.
24. No Stay of Confirmation Order.  Any stay that might apply to this Order under Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, is hereby waived for good cause shown.